Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Effective March 1, 2014, Apple Hospitality REIT, Inc., formerly known as Apple REIT Nine, Inc., (the “Company” or “Apple Hospitality”) completed its previously announced mergers with Apple REIT Seven, Inc. (“Apple Seven”) and Apple REIT Eight, Inc. (“Apple Eight”) (the “mergers”). Pursuant to the Agreement and Plan of Merger entered into on August 7, 2013, as amended (the “Merger Agreement”), Apple Seven and Apple Eight merged with and into Apple Seven Acquisition Sub, Inc. (“Seven Acquisition Sub”), a wholly owned subsidiary of the Company and Apple Eight Acquisition Sub, Inc. (“Eight Acquisition Sub”), a wholly owned subsidiary of the Company, respectively. Seven Acquisition Sub and Eight Acquisition Sub were formed solely for engaging in the mergers and have not conducted any prior activities. Upon completion of the mergers, the separate corporate existence of Apple Seven and Apple Eight ceased and Seven Acquisition Sub and Eight Acquisition Sub are the surviving corporations. Immediately following the effective time of the mergers, the name of Seven Acquisition Sub was changed to Apple REIT Seven, Inc. and the name of Eight Acquisition Sub was changed to Apple REIT Eight, Inc. As a result of the mergers, the Company acquired the businesses of Apple Seven and Apple Eight, both real estate investment trusts. As of immediately prior to the effective time of the mergers, Apple Seven owned 48 continuing hotels located in 18 states with an aggregate of 6,205 rooms and Apple Eight owned 51 hotels located in 19 states with an aggregate of 5,914 rooms.

As a result of the mergers, each issued and outstanding common share and Series A preferred share of Apple Seven was converted collectively into the right to receive one common share of the Company and each issued and outstanding Series B convertible preferred share of Apple Seven was converted into the right to receive the number of common shares of the Company equal to 24.17104 multiplied by one. Each issued and outstanding common share and Series A preferred share of Apple Eight was converted collectively into the right to receive 0.85 common shares of the Company and each issued and outstanding Series B convertible preferred share of Apple Eight was converted into the right to receive the number of common shares of the Company equal to 24.17104 multiplied by 0.85.

As contemplated in the Merger Agreement, in connection with completion of the mergers, the Company became self-advised and the existing advisory agreements between the Company and its advisors were terminated. The termination of the advisory agreements resulted in the conversion of each issued and outstanding Series B convertible preferred share of the Company into 24.17104 common shares of the Company. As a result of the conversion, all of the Company’s Series A preferred shares were terminated, and the holders of the Company’s units (each unit consisting of one common share and one Series A preferred share) now only hold common shares of the Company.

With the completion of the mergers, the Company owns 188 continuing hotels with an aggregate of 23,490 rooms located in 33 states. In addition, effective with the mergers, the Company’s name changed from Apple REIT Nine, Inc. to Apple Hospitality REIT, Inc. and a total of approximately 374 million shares were outstanding.

The following unaudited pro forma condensed consolidated financial statements reflect the financial condition and results of operations of Apple Hospitality, after giving effect to the mergers and certain transactions directly associated with the mergers. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 give effect to the mergers and associated transactions as if each of these transactions had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives effect to each of these transactions as if the mergers and associated transactions had occurred on September 30, 2013.

The unaudited pro forma condensed consolidated financial statements have been prepared by applying the acquisition method of accounting to the mergers with Apple Hospitality being treated as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Apple Hospitality’s management; however, they are not necessarily indicative of what Apple Hospitality’s financial condition and results of operations actually would have been if the mergers and associated transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods.

In applying the acquisition method of accounting, the merger consideration was allocated to the assets acquired and liabilities assumed based on their respective acquisition date fair values. The allocation of the merger consideration reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized and is based upon preliminary estimates of fair value. A final determination of the fair values of the acquired assets and liabilities is in the process of being performed, which is anticipated to be completed during 2014, and will be based on the final valuations of the assets and liabilities that existed as of the date of completion of the mergers. The completion of the final valuations and the allocation of the merger consideration could cause significant differences in the information presented.

Assumptions and estimates underlying the adjustments to the underlying unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are directly attributable to the mergers and are factually supportable. The unaudited pro forma condensed consolidated statements of operations include only pro forma adjustments that have a continuing impact, while the unaudited pro forma condensed consolidated balance sheet includes nonrecurring items such as transaction costs.

As more fully described in the notes to the unaudited pro forma condensed consolidated financial statements, certain reclassifications have been made in the unaudited pro forma condensed consolidated financial statements to conform the presentation of Apple Seven, Apple Eight, and Apple Hospitality’s historical financial position and operating results.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Apple Seven, Apple Eight, and Apple Hospitality respective audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2012 included in the respective Annual Reports on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 6, 2013, March 7, 2013, and March 7, 2013, respectively, and Apple Seven’s Form 8-K filed with the SEC on September 9, 2013, and respective unaudited consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2013 included in the respective Quarterly Reports on Form 10-Q, filed with the SEC on November 6, 2013.

Apple Hospitality REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2013
(in thousands)

				Pro Forma Adjustments
	Apple Hospitality Historical	Apple Seven Historical	Apple Eight Historical	Apple Hospitality Merger-Related Transactions		Apple Seven and Apple Eight Purchase Accounting		Apple Hospitality Pro Forma
Assets
Investment in real estate, net	$1,443,024	$784,535	$867,867	$-		$634,055	(E)	$3,729,481
Restricted cash-furniture, fixtures and other escrows	10,360	12,020	16,274	-		(652)	(E)	38,002
Note receivable, net	17,675	-	-	-		-		17,675
Due from third party managers, net	15,855	9,324	7,829	-		(2,763)	(E)	30,245
Other assets, net	9,802	14,755	5,438	1,906	(A)(E)	13,726	(E)	45,627
Total Assets	$1,496,716	$820,634	$897,408	$1,906		$644,366		$3,861,030

Liabilities
Credit facilities	$22,000	$24,500	$64,590	$-		$40,400	(E)	151,490
Mortgage debt	163,635	183,560	215,763	-		(6,114)	(E)	556,844
Accounts payable and other liabilities	18,087	15,032	32,676	5,752	(A)	(22,612)	(A)(E)	48,935
Total liabilities	203,722	223,092	313,029	5,752		11,674		757,269

Shareholders' Equity
Preferred stock	-	-	-	-		-		-
Series A preferred stock	-	-	-	-		-		-
Series B preferred stock	48	24	24	(48)	(B)	(48)	(B)	-
Common stock	1,807,236	895,318	912,063	117,181	(B)	7,232	(B)	3,739,030
Distributions greater than net income	(514,290)	(297,800)	(327,708)	(120,979)	(C)	625,508	(D)	(635,269)
Total Shareholders' Equity	1,292,994	597,542	584,379	(3,846)		632,692		3,103,761
Total Liabilities and Shareholders' Equity	$1,496,716	$820,634	$897,408	$1,906		$644,366		$3,861,030

Apple Hospitality REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2012
(in thousands, except per share data)

				Pro Forma Adjustments
	Apple Hospitality Historical	Apple Seven Historical	Apple Eight Historical	Apple Hospitality Merger-Related Transactions		Apple Seven and Apple Eight Purchase Accounting		Apple Hospitality Pro Forma
Revenues:
Room revenue	$331,610	$191,437	$183,913	$-		$-		$706,960
Other revenue	33,976	20,609	14,015	-		(1,362)	(F)	67,238
Total revenue	365,586	212,046	197,928	-		(1,362)		774,198

Expenses:
Operating expense	94,103	56,581	53,115	-		-		203,799
Hotel administrative expense	27,048	15,617	16,314	-		-		58,979
Sales and marketing	31,263	16,640	15,449	-		-		63,352
Utilities	14,034	8,555	8,280	-		-		30,869
Repair and maintenance	13,355	9,489	9,910	-		-		32,754
Franchise fees	14,503	8,823	7,723	-		-		31,049
Management fees	12,262	7,094	7,024	-		-		26,380
Property taxes, insurance and other	19,616	10,720	9,814	-		-		40,150
Land lease expense	368	1,881	6,400	-		1,535	(G)	10,184
General and administrative	9,227	7,194	6,576	-	(H)	-	(H)	22,997
Acquisition related costs	464	-	-	-		-		464
Depreciation expense	52,748	33,922	36,961	-		(8,736)	(I)	114,895
Total expenses	288,991	176,516	177,566	-		(7,201)		635,872
Operating income	76,595	35,530	20,362	-		5,839		138,326
Interest expense, net	(6,745)	(10,573)	(14,647)	-		4,181	(J)	(27,784)
Income before income taxes	69,850	24,957	5,715	-		10,020		110,542
Income tax expense	(1,166)	(350)	(200)	-		-		(1,716)
Income from continuing operations	$68,684	$24,607	$5,515	$-		$10,020		$108,826

Basic and diluted net income from continuing operations per common share	$0.37	$0.27	$0.06	n.a.		n.a.		$0.29

Weighted average common shares outstanding - basic and diluted	182,222	90,891	93,046	11,602	(K)	(4,272)	(K)	373,489

Apple Hospitality REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the nine months ended September 30, 2013
(in thousands, except per share data)

				Pro Forma Adjustments
	Apple Hospitality Historical	Apple Seven Historical	Apple Eight Historical	Apple Hospitality Merger-Related Transactions		Apple Seven and Apple Eight Purchase Accounting		Apple Hospitality Pro Forma
Revenues:
Room revenue	$271,324	$153,725	$144,790	$-		$-		$569,839
Other revenue	25,888	16,117	11,200	-		(1,023)	(F)	52,182
Total revenue	297,212	169,842	155,990	-		(1,023)		622,021

Expenses:
Operating expense	75,318	44,745	41,215	-		-		161,278
Hotel administrative expense	21,287	12,096	12,659	-		-		46,042
Sales and marketing	24,968	13,004	11,837	-		-		49,809
Utilities	11,153	6,797	6,368	-		-		24,318
Repair and maintenance	11,136	7,423	7,893	-		-		26,452
Franchise fees	12,248	7,130	6,225	-		-		25,603
Management fees	10,329	5,743	5,575	-		-		21,647
Property taxes, insurance and other	15,385	7,941	7,477	-		-		30,803
Land lease expense	247	1,362	4,805	-		1,198	(G)	7,612
General and administrative	5,815	4,245	3,990	-	(H)	-	(H)	14,050
Acquisition related costs	74	-	-	-		-		74
Transaction costs	1,970	1,714	1,305	(1,970)	(L)	(3,019)	(L)	-
Depreciation expense	40,865	25,689	28,293	-		(7,370)	(I)	87,477
Total expenses	230,795	137,889	137,642	(1,970)		(9,191)		495,165
Operating income	66,417	31,953	18,348	1,970		8,168		126,856
Interest expense, net	(6,701)	(7,892)	(11,156)	-		3,267	(J)	(22,482)
Income before income taxes	59,716	24,061	7,192	1,970		11,435		104,374
Income tax expense	(1,110)	(260)	(141)	-		-		(1,511)
Income from continuing operations	$58,606	$23,801	$7,051	$1,970		$11,435		$102,863

Basic and diluted net income from continuing operations per common share	$0.32	$0.26	$0.08	n.a.		n.a.		$0.28

Weighted average common shares outstanding - basic and diluted	182,560	90,676	92,375	11,602	(K)	(3,386)	(K)	373,827

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

General

Unless otherwise specified and except for per share data, all amounts referenced in the notes to these unaudited pro forma condensed consolidated financial statements are stated in thousands.

The Apple Seven, Apple Eight and Apple Hospitality historical amounts include the reclassification of certain historical balances to conform to the post-mergers Apple Hospitality presentation of these unaudited pro forma condensed consolidated financial statements as described below:

•	Apple Seven’s balance for hotels held for sale, previously disclosed as a separate component on Apple Seven’s consolidated balance sheet, has been reclassified to other assets, net.

•	Apple Hospitality’s historical balance for notes payable has been reclassified as mortgage debt.

•	Apple Seven, Apple Eight, and Apple Hospitality’s historical balances for accounts payable and accrued expenses has been reclassified as accounts payable and other liabilities.

•
Apple Eight’s balance for intangible liabilities, net previously disclosed as a separate component in Apple Eight’s consolidated balance sheet has been reclassified to accounts payable and other liabilities.

•
Apple Seven and Apple Hospitality’s land lease expense previously classified as a component of property taxes, insurance and other on their respective consolidated statements of operations has been reclassified to land lease expense.

The total purchase price of the mergers was estimated to be approximately $1.8 billion, which was based on the fair value estimate of Apple Hospitality’s common shares of $10.10 per share as of March 1, 2014, the effective time of the mergers, as discussed in note (B) below.

Balance sheet

(A) Represents the impact of merger-related costs, including advisory fees paid to third parties, estimated to be incurred by Apple Hospitality, Apple Seven, and Apple Eight as part of the mergers to the extent such costs are not yet included in the respective historical financial statements for the nine months ended September 30, 2013. Apple Hospitality’s estimated remaining merger costs as of September 30, 2013 of $3,846 have been reflected as an addition to accounts payable and other liabilities and distributions greater than net income. Apple Seven and Apple Eight’s estimated remaining merger costs of $1,165 have been reflected as an addition to accounts payable and other liabilities and are considered part of the purchase price allocation. Additionally, Apple Hospitality’s cost of assuming the mortgage debt of Apple Seven and Apple Eight of $1,906 has been reflected as an addition to other assets and accounts payable and other liabilities. The increase for Apple Seven and Apple Eight merger costs has been offset by decreases in other liabilities as discussed in (E) below.

 (B) Represents the following:

•	Elimination of the historical balance of Apple Seven and Apple Eight’s common stock in connection with the acquisition of Apple Seven and Apple Eight by Apple Hospitality.

•	Issuance of common shares of Apple Hospitality to unit holders of Apple Seven and Apple Eight based on the exchange ratio indicated in the Merger Agreement.

•
Elimination of the Series B convertible preferred shares of Apple Seven, Apple Eight, and Apple Hospitality, all of which were converted to common shares of Apple Hospitality immediately prior to or at the effective time of the mergers.

Pursuant to the terms of the Merger Agreement, each issued and outstanding unit of Apple Seven (consisting of one Apple Seven common share together with one Apple Seven Series A preferred share) was converted into one common share of Apple Hospitality, and each issued and outstanding unit of Apple Eight (consisting of one Apple Eight common share together with one Apple Eight Series A preferred share) was converted into 0.85 common shares of Apple Hospitality. The following table sets forth the calculation of the adjustments relating to the conversion of the existing units of Apple Seven and Apple Eight to common shares of Apple Hospitality:

	Apple Seven	Apple Eight
Units as of 9/30/2013	90,614	92,140
Merger exchange ratio	1.00	0.85
Apple Hospitality Common Shares Issued	90,614	78,319
Estimated Price Per Common Share (1)	$10.10	$10.10
Total Value of Apple Hospitality Common Shares Issued (Excluding Series B convertible preferred share conversion)	$915,198	$791,022

(1) Represents the fair value estimate of Apple Hospitality’s common stock, which was based upon a third party valuation and other analyses as of March 1, 2014, the effective time of the mergers.  Since Apple Hospitality’s common stock is not publicly traded, the fair value estimate is a Level 3 input under ASC 820, as it is derived from unobservable inputs. The fair value estimate is based on a combination of the income and market approaches as outlined in ASC 820.  In the income approach, the fair value estimate was calculated from a discounted cash flow model using Apple Seven, Apple Eight and Apple Hospitality’s (the “merged entities”) consolidated projected cash flows, as well as a discount rate and terminal capitalization rate based on market conditions at the effective time of the mergers and consistent with industry averages.  In the market approach, the fair value estimate was calculated by applying multiples (using industry peers at the effective time of the mergers) to both the consolidated 2013 historical and 2014 projected combined revenue and operating results of the merged entities and using multiples of operating results from comparable transactions.  Any changes in the assumptions used could produce a different estimated fair value.

The acquisition of Apple Seven and Apple Eight by Apple Hospitality resulted in the conversion of Series B convertible preferred shares of Apple Seven and Apple Eight into common shares of Apple Hospitality.  Additionally, as contemplated in the Merger Agreement, in connection with the completion of the mergers, Apple Hospitality became self-advised and the existing advisory agreements between Apple Hospitality and Apple Nine Advisors, Inc. (“Apple Nine Advisors”) and Apple Suites Realty Group, Inc. were terminated. The termination of the advisory agreements resulted in the conversion of the Series B convertible preferred shares of Apple Hospitality into common shares of Apple Hospitality.

The following table sets forth the calculation of the adjustments relating to the conversion of the Series B convertible preferred shares of each entity to common shares of Apple Hospitality:

	Apple Seven	Apple Eight	Apple Hospitality
Series B convertible preferred shares as of 9/30/13	240	240	480
Series B convertible preferred shares initial consideration received	$24	$24	$48
Series B convertible preferred share conversion formula to common shares	24.17104	24.17104	24.17104
Common shares issuable to Series B holders prior to exchange ratio	5,801	5,801	11,602
Merger exchange ratio	1.00	0.85	N/A
Apple Hospitality common shares issued to Series B holders	5,801	4,931	11,602
Estimated price per common share (1)	$10.10	$10.10	$10.10
Total value of Apple Hospitality common shares issued to Series B holders	$58,591	$49,802	$117,181

(1) Represents the fair value estimate of Apple Hospitality’s common stock, which was based upon a third party valuation and other analyses as of March 1, 2014, the effective time of the mergers.  Since Apple Hospitality’s common stock is not publicly traded, the fair value estimate is a Level 3 input under ASC 820, as it is derived from unobservable inputs. The fair value estimate is based on a combination of the income and market approaches as outlined in ASC 820.  In the income approach, the fair value estimate was calculated from a discounted cash flow model using Apple Seven, Apple Eight and Apple Hospitality’s (the “merged entities”) consolidated projected cash flows, as well as a discount rate and terminal capitalization rate based on market conditions at the effective time of the mergers and consistent with industry averages.  In the market approach, the fair value estimate was calculated by applying multiples (using industry peers at the effective time of the mergers) to both the consolidated 2013 historical and 2014 projected combined revenue and operating results of the merged entities and using multiples of operating results from comparable transactions. Any changes in the assumptions used could produce a different estimated fair value.

The following table summarizes all common stock adjustments made for each respective entity:

	Apple Seven	Apple Eight	Apple Hospitality
Elimination of historical common stock balance	$(895,318)	$(912,063)	N/A
Conversion of existing Apple Seven and Apple Eight units to Apple Hospitality common shares	915,198	791,022	N/A
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	58,591	49,802	117,181
Net adjustment to common stock	$78,471	$(71,239)	$117,181

(C) Represents adjustments needed to reflect Apple Hospitality’s expense incurred for the merger-related costs totaling $3,846 as discussed in (A) above and the expense recognized for the conversion of Apple Hospitality’s Series B convertible preferred shares as discussed in (B) above totaling $117,133 ($117,181 total value based on a fair value estimate of $10.10 per share less $48 initial consideration received).

(D) Represents the elimination of Apple Seven and Apple Eight’s historical balances of distributions greater than net income in connection with the acquisition of Apple Seven and Apple Eight by Apple Hospitality.

(E) Represents adjustments to Apple Seven and Apple Eight’s unaudited consolidated balance sheets as of September 30, 2013 to record the assets and liabilities of Apple Seven and Apple Eight at their preliminary fair value estimates as of March 1, 2014, the effective date of the mergers.  A preliminary estimated purchase price allocation was performed using the estimated value of consideration given by Apple Hospitality (fair value of common shares issued estimated at $10.10 per share).  The estimated allocation is based upon valuations and other analyses described below that are currently being finalized.  The Company engaged a third party valuation firm to assist in this analysis. The methodologies and significant inputs and assumptions used in deriving estimates of fair value vary and are based on the nature of the tangible or intangible asset acquired or liability assumed.  The fair value of land, building, furniture, fixtures and equipment, and identifiable intangible assets and liabilities was developed based on the cost approach, market approach or income approach depending on available information and was compared to a secondary approach when possible.  The fair value of debt was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would be available to the Company for the issuance of debt with similar terms and remaining maturities.  Significant inputs and assumptions associated with these approaches include estimates of future operating cash flows and discount rates based on an evaluation of both observable market data (categorized as Level 2 inputs under the fair value hierarchy) and unobservable inputs that reflect the Company’s own internal assumptions and calculations (categorized as Level 3 inputs under the fair value hierarchy). The Company is in the process of finalizing its valuation of the acquired assets and liabilities for the mergers, which is expected to be completed during 2014.  Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements.  Final estimates of fair value may be significantly different from these preliminary estimates.

The following provides a summary of the adjustments to Apple Seven and Apple Eight’s unaudited consolidated balance sheets as of September 30, 2013 to reflect the preliminary fair values as of March 1, 2014 by major category:

	Book Value as of 9/30/2013	Purchase Accounting Adjustments	Total Preliminary Value as of 3/1/2014
Investment in real estate, net (1)	$1,652,402	$634,055	$2,286,457
Restricted cash-furniture, fixtures and other escrows (2)	28,294	(652)	27,642
Due from third party managers, net (2)	17,153	(2,763)	14,390
Other assets, net (3)	20,193	13,726	33,919
Credit facilities (4)	(89,090)	(40,400)	(129,490)
Mortgage debt (5)	(399,323)	6,114	(393,209)
Accounts payable and other liabilities (6)	(47,708)	22,612	(25,096)
Estimated value of Apple Hospitality common stock issued (consideration given)			$1,814,613

(1) The preliminary fair value of Apple Seven and Apple Eight’s real estate investments as of March 1, 2014 was estimated in more detail as follows:

Land	$409,670
Building & improvements	1,760,250
Furniture, fixtures and equipment	113,241
Franchise fees	3,296
Total	$2,286,457

Apple Seven and Apple Eight’s historical accumulated depreciation has been eliminated since the assets are presented at estimated fair value.

(2) These assets were adjusted to reflect the carrying amounts assumed by Apple Hospitality on March 1, 2014; the estimated fair values of these assets were determined to approximate their carrying values due to their short-term nature.

(3) Other assets, net were adjusted to reflect the amounts assumed by Apple Hospitality on March 1, 2014. Other assets, net increased primarily as a result of a net increase in acquired intangible assets relating to favorable in-place ground and tenant leases, which was partially offset by a reduction in the carrying value of Apple Seven and Apple Eight’s other assets as of March 1, 2014 compared to September 30, 2013. Additionally, Apple Hospitality’s other assets increased by $1,906 due to the recognition of deferred financing costs related to the assumption of Apple Seven and Apple Eight’s mortgage debt.

(4) Credit facilities have been adjusted to the amount assumed by Apple Hospitality on March 1, 2014. The credit facilities held by Apple Seven and Apple Eight as of the closing of the merger were extinguished shortly thereafter. The outstanding balances were repaid at their book values; no prepayment penalties or termination fees were incurred as part of this extinguishment. As such, the outstanding principal balances were deemed equal to fair value as of March 1, 2014.

(5) Mortgage debt has been adjusted to the fair value of the mortgages assumed by Apple Hospitality on March 1, 2014. The fair value of the mortgage debt was estimated by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity, credit terms, and credit characteristics of the debt obligation.

(6) Accounts payable and other liabilities has been adjusted to the amounts assumed by Apple Hospitality on March 1, 2014. Accounts payable and other liabilities decreased primarily as a result of the elimination of accrued straight-line rent related to ground leases that was previously presented on the balance sheets of Apple Seven and Apple Eight and the elimination of existing intangible lease liabilities that effective March 1, 2014 were deemed to have favorable market terms.  These decreases were partially offset by accrued merger related costs as described in (A) above.

Statement of operations (year ended December 31, 2012 and nine months ended September 30, 2013)

(F) Other revenue for Apple Seven and Apple Eight has been reduced to reflect the amortization of acquired tenant-related lease intangible assets which will be amortized over the remaining terms of the respective leases. Refer also to (E) above. Amortization of the intangible liabilities related to tenant leases that was previously presented as an increase to revenue in the statements of operations has been reversed.

(G) Land lease expense has been increased for Apple Seven and Apple Eight to reflect lease expense on a straight-line basis calculated over the remaining terms of the leases from the effective date of the mergers, as well as amortization relating to favorable and unfavorable lease intangible assets acquired and liabilities assumed that are being amortized over the remaining terms of the respective leases. Refer also to (E) above. Amounts previously recorded to reflect lease expense on a straight-line basis and amortization of intangible assets and liabilities have been reversed.

(H) The Company believes that the mergers will create an overall savings in general and administrative expense, such as costs associated with corporate reporting, accounting, and legal for multiple companies compared to one company. Also, in connection with the mergers, each of Apple Seven, Apple Eight, and Apple Hospitality’s advisory agreements were terminated and Apple Hospitality became self-advised. Total advisory fees combined for Apple Seven, Apple Eight, and Apple Hospitality for the year ended December 31, 2012 and the nine months ended September 30, 2013 were $5,400 and $3,989, respectively. However, the extent of these synergies is not certain, and therefore the Company has not incorporated them into the pro forma adjustments.

In addition to becoming a self-advised company, Apple Hospitality entered into a subcontract agreement with respect to the advisory contract related to Apple REIT Ten, Inc. (“Apple Ten”), an affiliated company which is not included in the merger transactions. Under the subcontract agreement, effective with the mergers, Apple Hospitality provides advisory services to Apple Ten for a fee and will be reimbursed for the use of Apple Hospitality’s employees and corporate office and other costs associated with the advisory agreement. The amount reimbursed to Apple Hospitality will be based on a good faith estimate of the proportionate amount of time incurred by Apple Hospitality’s employees on behalf of Apple Ten. The subcontract with Apple Ten provides for an annual fee that will range from 0.1% to 0.25% (based on Apple Ten’s operating results) of total equity proceeds received by Apple Ten. Based on Apple Ten’s equity proceeds received through February 28, 2014, the annual fee will range from $0.9 million to $2.2 million.

Pursuant to the assignment and transfer agreement between the Company, Apple Nine Advisors and Apple Fund Management, Inc. (“Apple Fund Management”), Apple Nine Advisors has, among other things, transferred all of the membership interests in Apple Fund Management to Apple Hospitality immediately following the effective time of the mergers in consideration for $1.00 and the assumption by Apple Hospitality of Apple Fund Management’s assets (approximately $0.9 million at February 28, 2014) and liabilities (approximately $0.9 million at February 28, 2014). Through Apple Fund Management, Apple Nine Advisors previously provided support services to Apple Seven, Apple Eight, Apple Hospitality and Apple Ten and their respective advisors and real estate brokerage services company. All of the costs of Apple Fund Management are allocated among, and reimbursed by, the companies that receive these support services. From and after the effective time of the transactions contemplated by the assignment and transfer agreement, Apple Fund Management and Apple Hospitality will, jointly and severally, indemnify Apple Nine Advisors. The transfer of Apple Fund Management will not have a significant impact on the financial position or results of operations of the combined company as the allocable costs of each of the companies receiving services from Apple Fund Management are reflected in each company’s historical results.

As discussed in (B) and (C) above, immediately before the effective time of the mergers, all Series B convertible preferred shares of Apple Hospitality were converted to common shares of Apple Hospitality. This resulted in the recognition of an expense of $117,133, which is directly attributable to the termination of the advisory agreements with Apple Nine Advisors and Apple Suites Realty Group. This conversion event does not have a continuing impact on the operating results of Apple Hospitality; therefore this expense has not been incorporated into the pro forma adjustments for the consolidated statements of operations.

Additionally, all Series B convertible preferred shares of Apple Seven and Apple Eight were converted to common shares of Apple Hospitality at the effective time of the mergers. As a result, an expense was recognized in the operating results of Apple Seven and Apple Eight for the period immediately prior to the mergers in the amount of $58,567 and $49,778, respectively. These expenses have not been incorporated into the pro forma adjustments.

(I) Depreciation has been adjusted to remove historical depreciation expense for Apple Seven and Apple Eight and to recognize depreciation expense relating to the real estate assets that have been adjusted to their estimated fair values. The estimated depreciation expense was computed on a straight-line basis over the estimated useful lives of the related assets, which are 39 years for building & improvements (unless the property is subject to a ground lease with a shorter remaining term), 7 years for furniture, fixtures and equipment, and 11 years for franchise fees.

(J) Interest expense, net has been adjusted to include amortization of the mark-to-market adjustments for mortgage debt as discussed in (E) above and to exclude amortization of previous mark-to-market adjustments recorded by Apple Seven and Apple Eight. Additionally, interest has been adjusted to include amortization of the deferred financing costs associated with the assumption of mortgage debt and to exclude amortization of previous deferred loan costs by Apple Seven and Apple Eight. These mark-to-market adjustments and new loan costs are amortized over their remaining contractual lives. The weighted average remaining contractual life of these loans is 4 years.

(K) Weighted average common shares outstanding has been adjusted as follows:

	Year ended December 31, 2012
	Apple Seven	Apple Eight	Apple Hospitality
Elimination of historical weighted average shares	(90,891)	(93,046)	N/A
Conversion of existing Apple Seven and Apple Eight common shares to Apple Hospitality common shares	90,614	78,319	N/A
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	5,801	4,931	11,602
Net adjustment to weighted average common shares	5,524	(9,796)	11,602

	Nine months ended September 30, 2013
	Apple Seven	Apple Eight	Apple Hospitality
Elimination of historical weighted average shares	(90,676)	(92,375)	N/A
Conversion of existing Apple Seven and Apple Eight common shares to Apple Hospitality common shares	90,614	78,319	N/A
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	5,801	4,931	11,602
Net adjustment to weighted average common shares	5,739	(9,125)	11,602

Refer also to the discussion in (B) above.

(L) Transaction costs for the nine months ended September 30, 2013 for Apple Seven, Apple Eight, and Apple Hospitality have been reversed as these costs are directly related to the mergers and will not have a continuing impact on the operating results of Apple Hospitality.